Written Consent of the Board of Directors

of

EnerJex Resources, Inc.

Pursuant to Section 78.315 of the Nevada Revised Statutes and Article 3, Section 3.7 of the Bylaws of EnerJex Resources, Inc., a Nevada corporation (the "Corporation"),  (the "Corporation"), and by the unanimous written consent of the Directors of the Corporation as indicated below, the following resolutions were adopted on behalf of the Corporation without a meeting of its Board of Directors.

Approval of Change in Fiscal Year

Whereas:

A.           The Corporation's current fiscal year-end is March 31st, and the officers of the Corporation have proposed that the Corporation change its fiscal year to the calendar year ending on each December 31st, effective with the calendar year ended December 31, 2010.

B.           The Directors have determined that it is in the best interests of the Corporation and its stockholders to approve the proposed change in the Corporation's fiscal year to the calendar year ending on each December 31st, effective with the calendar year ended December 31, 2010.

Now, Therefore, Be It Resolved:  That the proposal to change in the Corporation's fiscal year-end be changed from March 31st to December 31st, effective with the year ended December 31, 2010, be, and it hereby is, ratified, confirmed, and approved.

Resolved Further:  That Robert Watson, Jr., be, and in his capacity as Chief Executive Officer of the Corporation he hereby is, authorized and directed to make, execute, deliver, and file any and all documents, as he deems to be in the best interests of the Corporation, with his signature on any such modification or document conclusively evidencing his determination that such modification or document is in the best interests of the stockholders of the Corporation, and further conclusively evidencing that such modification or documents as authorized by these resolutions.

Resolved Further:  That Robert Watson, Jr., be, and in his capacity as Chief Executive Officer of the Corporation he hereby is, authorized and directed to execute, deliver and file such other agreements, certificates, instruments and other documents contemplated by such change in the Corporation's fiscal year-end, and to take such other actions, as may be necessary or convenient for effectuating the foregoing resolutions.

Effective Date

Resolved, Further:  That the effective date of this Written Consent shall be January 21, 2011.

[Signatures appear on the following page.]

Witness by our signatures, effective as of the date set forth above.

/s/ Ryan A. Lowe	/s/ Robert Watson, Jr.,
Ryan A. Lowe	Robert Watson, Jr.,

/s/ James Miller	/s/ Lance Helfert
James Miller	Lance Helfert

EnerJex Written Consent of Board
Change in Fiscal Year-End